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Exhibit 5

[ARMSTRONG TEASDALE LLP LETTERHEAD]

September 1, 2004

Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri 63017

Ladies and Gentlemen:

        In our capacity as counsel for Thermadyne Holdings Corporation, a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-8 (the "Registration Statement") in the form as proposed to be filed by the Company with the Securities and Exchange Commission ("Commission") under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), on or about August 31, 2004 relating to an aggregate of 2,077,778 shares of the Company's common stock, par value $0.01 per share (the "Shares"), of which 1,777,778 shares are to be offered by the Company pursuant to the Registration Statement in connection with the Company's 2004 Non-Employee Directors' Stock Option Plan; 2004 Stock Incentive Plan and Non-Employee Directors' Deferred Stock Compensation Plan (collectively, the "Plans"), and 300,000 shares are offered by the Company pursuant to certain individual Stock Option Agreement between the Company and certain employees and directors of the Company (the "Agreements").

        In this connection, we have examined the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement, a certificate of the Secretary of State of the State of Delaware as to the existence and corporate good standing of the Company and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

        In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

        We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans and Agreements, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

        We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

        Upon the basis of the foregoing, we are of the opinion that: (i) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, (ii) the Shares to be issued in accordance with the Plans and Agreements are duly and validly authorized, and (iii) when the Shares are issued in accordance with the Plans and Agreements, they will be duly and validly issued, fully paid and non-assessable.

        We hereby consent to filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                        Sincerely,

                        /s/ ARMSTRONG TEASDALE LLP

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  Exhibit 5